Exhibit 99.1

MCF Corporation and London Merchant Securities - “LMS”- Announce Strategic Alliance; LMS Invests $6.0 Million in MCF Corporation

SAN FRANCISCO & LONDON--(BUSINESS WIRE)--Aug. 11, 2004--MCF Corporation (AMEX: MEM), the parent company of Merriman Curhan Ford & Co., a securities broker-dealer and investment bank, and London Merchant Securities plc (LSE: LMSO), a publicly-traded, leading venture capital and real estate investment company based in the United Kingdom, announced today that the firms have entered into a strategic alliance. In conjunction with this alliance, LMS has made a private investment of $6.0 million in MCF Corporation.

“The establishment of a strategic relationship with a company of LMS’ stature is a significant and exciting move for our company,” stated Jon Merriman, Chairman and Chief Executive Officer of MCF Corporation. “The alliance will help us identify asset management and investment banking opportunities, and I believe will accelerate our growth in these important areas. This transaction demonstrates LMS’ belief that we have built a successful platform to serve fast-growing companies and the institutions which invest in them, and also in the potential this large market represents. In addition, the strategic investment supplements MCF Corporation's capital position, and will further facilitate our ability to trade with large institutions.”

Robert Rayne, Chief Executive of London Merchant Securities plc stated, “An investment in MCF Corporation is an optimal way for us to participate in what we feel is one of the most exciting growth areas in the US markets. In just two years, MCF Corporation’s investment banking brand, Merriman Curhan Ford & Co., has become synonymous with expertise in brokerage and investment banking services for fast-growing companies and the institutions that invest in them. We look forward to leveraging LMS’ 20 year history of US venture capital and private equity investing, together with our vast industry contacts, in an effort to help MCF achieve their ambitious plans.”

As part of the agreement, Scott Potter, a Managing Director of LMS with responsibility for LMS’ North American Venture Capital and Private Equity Portfolio, will become a member of MCF Corporation’s Board of Directors. Mr. Potter is a seasoned technology executive who joined LMS from Inktomi Corporation, where he served as Senior Vice President, Field Operations. Mr. Potter joined Inktomi following its acquisition of Quiver, Inc., an enterprise software company where he served as Chief Executive Officer and in which LMS was a major investor together with several of Silicon Valley’s leading venture capital firms. Before joining Quiver, Mr. Potter was Executive Vice President of WorldRes Inc. and, prior to that, a corporate finance attorney for Venture Law Group, one of Silicon Valley’s leading law firms. Mr. Potter will be actively involved in working with MCF’s senior management to further penetrate the Venture Capital and Private Equity communities.

Under the terms of the financing, 4,615,385 shares of common stock were sold at $1.30, and LMS will also receive warrants to purchase an additional 1,384,616 shares of common stock at a price of $1.48 per share.

About Merriman Curhan Ford & Co. and MCF Corporation (AMEX: MEM)

Merriman Curhan Ford & Co. is a securities broker-dealer and investment bank focused on fast-growing companies and growth-oriented institutional investors. It provides investment research, brokerage and trading services primarily to institutions, as well as advisory and investment banking services to corporate clients. Its mission is to become a leader in the researching, advising, financing and trading of fast-growing equities. Merriman Curhan Ford & Co. is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. and SIPC. MCF Corporation (AMEX: MEM) is a financial services holding company that provides research, capital markets services, asset management, corporate and venture services, and investment banking through its operating subsidiaries, Merriman Curhan Ford & Co. and MCF Asset Management, LLC. MCF Asset Management, LLC manages alternative investment vehicles through a fund of funds and will engage in fixed income asset management for corporate clients.

About London Merchant Securities plc

London Merchant Securities plc is a leading property, venture and development capital investment company listed on the London Stock Exchange and a member of the FTSE 250. The property portfolio is valued at more than GBP 850 million and contains a blend of offices, based largely in central London, and retail and leisure property across prime UK towns. The venture and development capital arm is valued at more than GBP 190 million and comprises investments in both the US and UK, with a spread of early stage and second round technology investments, development capital and mature company buy-outs.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recent Form 10-Q filed on August 4, 2004. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

CONTACT: Mandelbaum Partners

Michael Mandelbaum, 310-785-0810

michaelm@mandelbaumpartners.com